Exhibit 2

NOTICE TO SHAREHOLDERS RESIDENT IN THE UNITED STATES:

This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

Translation of Japanese original

October 7, 2010

To whom it may concern

Company name: KONAMI CORPORATION

Name of Representative: Kagemasa Kozuki, Representative Director and Chairman of the Board, President

(Code: 9766 the first section of Tokyo Stock Exchange, New York Stock Exchange, London Stock Exchange)

Contact: Yasuyuki Yamaji, General Manager of President Office Corporate Development Group

(TEL. +81 3-5770-0075)

Company Name: ABILIT CORPORATION

Name of Representative: Masahiro Hamano, President and CEO

(Code: 6423 the first section of Tokyo Stock Exchange, Osaka Securities Exchange,)

Contact: Takayoshi Mitsumori, General Manager of Administration Division Deputy General Affairs Department

(TEL. +81 6-6243-7770)

Amendment Report for Execution of Share Exchange Agreement by and between

KONAMI CORPORATION and ABILIT CORPORATION

On September 21, 2010, KONAMI CORPORATION (“KONAMI”) had announced “Execution of Share Exchange Agreement by and between KONAMI CORPORATION and ABILIT CORPORATION” (the “Share Exchange”), and KONAMI and ABILIT CORPORATION (“ABILIT”) decided to reschedule the record date for extraordinary shareholders’ meeting at which approval of the share exchange agreement is sought (ABILIT) as below.

Please note that, today, ABILIT also announced “Public notice of record date for extraordinary shareholders’ meeting at which approval of Share Exchange Agreement is sought”.

1. Amended Items

Amended Parts / 2. Outline of Share Exchange (p.2)

(Before the Amendment)

Record date for extraordinary shareholders’ meeting at which approval of Share Exchange Agreement is sought (ABILIT)	October 22, 2010

(After the Amendment)

Record date for extraordinary shareholders’ meeting at which approval of Share Exchange Agreement is sought (ABILIT)	October 26, 2010

2.Reason for this amendment

KONAMI and ABILIT decided the above-mentioned rescheduling of the record date since the procedures in regard with this Share Exchange were discovered to require more time than initially expected.

End

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